Exhibit 99.1

INVESTOR CONFERENCE CALL - September 14, 2012

[OPERATOR]

Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the WPCS International Incorporated fiscal year 2013 first quarter investor conference call. Your host for today’s call is Andy Hidalgo, chairman and CEO of WPCS International Incorporated. Before I turn the call over to Mr. Hidalgo, please be advised that the participants on today’s call will be in a listen only mode until Mr. Hidalgo has concluded his opening remarks. Upon conclusion of the opening remarks, there will be a question and answer session.

In addition, we would like to note that statements about the company’s future expectations, including future revenue and earnings and all other statements made during this investor conference call, other than historical facts, are forward looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements. I will now turn the call over to Mr. Hidalgo.

[ANDY HIDALGO]

Good afternoon ladies and gentlemen and welcome to our fiscal year 2013 first quarter investor conference call. The agenda for today’s call will include a discussion of our first quarter financial results and a review of our company’s goals going forward.

We are pleased to report a substantial improvement in financial performance quarter over quarter. For the first quarter of fiscal year 2013 ended July 31, 2012, our domestic and international operation centers generated $695,000 in EBITDA on revenue of $13.4 million. Even our Trenton Operations, which is coming off a difficult year of losses, generated positive EBITDA of $208,000 in the first quarter. The projects that generated the losses are behind us. This compares to an EBITDA loss of $7.1 million in the previous quarter. The company generated $2.0 million of EBITDA for the same period one year ago. In the first quarter ended July 31, 2012, WPCS posted a small consolidated EBITDA loss of $81,000 which includes our corporate expenses.

For clarification, WPCS defines EBITDA as earnings before interest, income taxes, depreciation and amortization but in addition, WPCS has incurred one-time credits and charges from discontinued operations and the strategic alternatives effort as well as non-cash charges from deferred tax asset valuation allowances, acquisition-related earn-out costs and goodwill and other intangible assets impairments. These credits and charges are excluded from the EBITDA calculation so that we can provide a more meaningful perspective on the financial performance of our continuing operations.

We believe our future quarters look promising. The bid list at the end of our first quarter stood at $61 million. We are continuing to see active bidding in the market. Our commitment to quality workmanship and our special certifications in design-build engineering continue to give us a competitive advantage during this economic recovery. As evidenced in the press releases announcing new contracts, customers continue to seek bids from WPCS because of our outstanding reputation.

At the end of the first quarter, WPCS has a backlog of approximately $30.8 million comprised of a variety of projects in the public services, healthcare and energy sectors. Our goal continues to be converting more of our bids into backlog. We are confident we can do so. The conversion of these bids to backlog and the effective management of projects through completion will give us the opportunity to build shareholder value.

Our management team continues to implement cost efficiencies as well as emphasizing the improvement of gross margins. For the first quarter of fiscal year 2013 ended July 31, 2012, consolidated gross margin was 22% which is a significant improvement from the negative (12%) posted in the previous quarter. The total SG&A expense was lower as compared to the same period last year, due to cost savings from headcount reductions and operational efficiencies.

In regards to revenue, although we have announced many new contract awards, the start of many of these projects are scheduled later in the year and therefore these delays primarily caused our revenue production to be slightly lower than planned. However, we intend to meet our revenue expectations for the year. Revenue for the first quarter totaled $13.4 million compared to $18.6 million for the same period a year ago. In the first quarter, WPCS reported net income of $1.0 million or $0.14 per diluted share, which includes income from discontinued operations of approximately $1.7 million related to the asset sales of our Hartford and Lakewood Operations in the first quarter. This compares to a net loss of $35,000 or $0.01 per diluted share for the same period a year ago, which includes a loss from discontinued operations of approximately $189,000.  The revenue segmentation for the first quarter was approximately 34% wireless communication, 8% specialty construction and 58% electrical power.

WPCS has significantly improved its balance sheet and income statement from our last reported quarter. In regards to the balance sheet, the previous quarter showed a negative working capital due to the project losses incurred this past fiscal year. In the first quarter, the company has returned to positive working capital of $1.4 million. However, managing cash flow is still a challenge. Due to the project losses in fiscal year 2012, we are in default on financial covenants with Sovereign Bank, they have reduced the credit facility to $2 million, and they reserve the right to terminate the credit facility.  If Sovereign were to terminate the credit facility, our expected future cash, working capital and operating income is not sufficient to both repay Sovereign and continue to operate the business effectively over the next few quarters. As a priority, we are seeking a new credit facility that will adequately take care of our working capital requirements. With an adequate facility, we can be in a better position for growth.

In summary, the management team is committed to completing the turnaround necessary to deliver increased shareholder value. We have made great strides in overcoming the past project losses and look forward to a more successful fiscal year. I would like to now turn the call over to the operator to begin the question and answer session.

[OPERATOR]

We will now begin the question and answer session. You can submit your question by pressing *1 and can be removed from the queue by pressing the # sign.

If there are no further questions, I would like to thank all the participants on today’s WPCS International Incorporated fiscal year 2013 first quarter investor conference call. Please keep in mind that a replay of this investor conference call will be available for a period of five days by dialing 402-220-2946 and entering 25585 as the program identification number.

This will conclude the call.

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